ION Announces Leadership Changes to Position for Further Growth
Promotes Ken Williamson and Welcomes Chris Usher

HOUSTON, TX – December 3, 2012 – ION Geophysical Corporation (NYSE: IO) today announced the promotion of Ken Williamson to Executive Vice President and Chief Operating Officer of its GeoVentures division and the addition of Chris Usher as Executive Vice President and Chief Operating Officer of a new ION GeoScience division. Both appointments are effective immediately.
Mr. Williamson joined ION in 2006 as Vice President of Integrated Seismic Solutions, now GeoVentures, and was promoted to Senior Vice President in January 2007. Under his leadership, GeoVentures has been the spearhead of ION’s E&P solutions strategy and a key driver of ION’s growth. During that time, ION’s BasinSPANTM data library has generated over a billion dollars in revenue, the company has become the industry leader in Arctic seismic, and it has made a solid entry into unconventional resource plays with its new ResSCANTM 3D programs. Prior to joining ION, Mr. Williamson held various leadership positions at Western Geophysical, which became part of WesternGeco, a subsidiary of Schlumberger. Mr. Williamson holds a Bachelor degree in geophysics from Cardiff University in Wales.
Mr. Usher joins ION from Global Geophysical Services, Inc., where he served as Chief Technology Officer since January 2010. Prior to joining Global, Mr. Usher served from 2005 to 2010 as Senior Director at Landmark Software and Services, a division of Halliburton. From 2004 to 2005, he served as Senior Corporate Vice President, Integrated Services, at Paradigm Geotechnology in London. From 2000 to 2003, he served as President of the global data processing division of Petroleum Geo-Services (PGS) in London. He began his career at Western Geophysical. Mr. Usher is a graduate of Yale University with a Bachelor of Science in Geology and Geophysics.
Brian Hanson, ION President and Chief Executive Officer, commented, “I am pleased to announce Ken’s promotion and the addition of Chris to the ION senior leadership team. Over the past six years, under Ken’s leadership, our GeoVentures group has been instrumental in helping transform ION from a manufacturer of seismic products for seismic contractors to a leading provider of integrated solutions to E&P companies. I am confident under Ken’s continued leadership, our

GeoVentures group, working in collaboration with the new GeoScience group, will continue to drive achievement of our short- and long-term goals.
Mr. Hanson added, “To position the company for continued growth, we are creating a strong GeoScience division that will develop our solutions toolkit and services for both E&P companies and our GeoVentures division. This new division will include our GXT data processing, Concept Systems, GMG and reservoir services groups along with our geophysics R&D team. Chris is the ideal choice to head this new division. He brings over twenty years of leadership in the geophysical industry and hands-on experience in the fields of seismic data processing and imaging, new product commercialization and software development. We are pleased to welcome Chris to the ION leadership team.”
About ION
ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION's offerings are designed to allow E&P companies to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts
ION (Investor relations)
Chief Financial Officer
Greg Heinlein, +1 281.552.3011

ION (Media relations)
Vice President - Corporate Marketing
Karen Abercrombie, +1 713.366.7281
karen.abercrombie@iongeo.com